As filed with the Securities and Exchange Commission on April 29,
1998
Registration No. 2-90328

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933



SLS INDUSTRIES, INC.
(Exact name of Registrant specified in its charter)



Nevada                           77-0002526
(State or other jurisdiction of       (I.R.S. Employer or
incorporation organization)            Identification No.)



7223 Parkway Drive, Suite 103
Hanover, Maryland                                 21076
(Address of Principal Executive Offices)     (Zip Code)



CONSULTANT COMPENSATION AGREEMENTS
(Full title of the plan)



CT Corporation System
1025 Vermont Avenue, N.W.
Washington, D.C. 20005
(Name and address of agent for service)


(202) 393-1747
(Telephone number, including area code, of agent for service)

		CALCULATION OF REGISTRATION FEE

                Amount       Proposed    Proposed       Amount
Title of        to be        Maximum     Maximum        of Regis-
Securities      Registered   Offering    Aggregate      tration
Registered	     (1)          per Share   Offering Price Fee


Common Stock
$.001 par value  1,331,661   $0.25(2)    $332,915     	$982.10

TOTALS           1,331,661               $332,915     	$982.10


(1)	This Registration Statement is being filed to register
1,331,661 shares of common stock to be issued as compensation for certain consulting services.

(2)	In accordance with Rule 457(c), the registration fee, with
respect to 1,331,661 shares is based upon the average of the bid and asked price as of April 28, 1998.


PART I
INFORMATION REQUIRED IN THE SECTION 10(a)
PROSPECTUS


Item 1.  Plan Information.
SLS Industries, Inc. (the "Registrant") will provide the consultants (collectively, the "Recipients") with documents that contain information related to the plans which provide for their compensation shares and other information, including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not filed as a part of this Registration Statement (the "Registration Statement"). The foregoing information and the documents incorporated by reference in response to Item 3 of
Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"). A
Section 10(a) prospectus will be given to each Recipient who receives shares of common stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.


Item 2. Registrant Information and Employee Plan Annual
Information.
The Registrant will provide to the Recipients a written statement advising them of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice. The statement will include the address and telephone number to which any requests for documents should be directed.



PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.
The following documents filed with the Commission by the Registrant are hereby incorporated into this Registration
Statement by reference:

(1)	Registrant's Annual Report on Form 10-KSB for the
fiscal years ended January 31, 1995, 1996, and 1997;

(2)	Registrant's Quarterly Report on Form 10-QSB for the
quarterly period ended April 30, 1997;

(3)	Registrant's Quarterly Report on Form 10-QSB for the
quarterly period ended July 31, 1997; and

(4)	Registrant's Quarterly Report on Form 10-QSB for the
quarterly period ended October 31, 1997.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all shares offered hereunder have been sold or de-registers all securities then remaining unsold are de-registered, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.


Item 4.  Description of Securities.
Not Applicable.


Item 5.  Interests of Named Experts and Counsel.
None.


Item 6.  Indemnification of Directors and Officers.
Section 78.7502 of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except an action by or in the right of the corporation" due to his corporate role. Section
78.7502 extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

Section 78.7502 of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee, or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

Section 78.751(1) of the NRS limits indemnification under Sections 78.7502 to situations in which either (1) the stockholders, (2) the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

Pursuant to Section 78.751(2) of the NRS, the corporation may advance an officer's or director's expenses incurred in defending any action or proceeding upon receipt of an undertaking. Section
78.751 provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote, or vote of disinterested directors. Section 78.751 extends the rights to indemnification and advancement of expenses to former directors, officers, employees, and agents, as well as their heirs, executors, and administrators.

It is the position of the Commission that indemnification against liabilities for violations under the federal securities laws, rules, and regulations is against public policy.


Item 7.  Exemption from Registration Claimed.
Not applicable.


Item 8.  Exhibits.
The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

4.1	Articles of Incorporation, Certificate of Amendment and
Articles of Amendment of SLS Industries, Inc.

5.1	Opinion of Counsel and Consent of Krage & Janvey, L.L.P.

24.1	Power of Attorney - Included on Signature Page

23.1	Consent of Krage & Janvey, L.L.P.  See Exhibit 5.1.

23.2	Consent of Reznick Fedder & Silverman


Item 9.  Undertakings
The undersigned Registrant hereby undertakes:

(a)(1)	To file, during any period in which offers or
sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

(a)(2)	That, for determining any liability under the
Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(a)(3)	To file a post-effective amendment to remove from
registration any of the securities that remain unsold at the end of the offering.

(b)	Not applicable.

(c)	Not applicable.

(d)	Not applicable.

(e)	Not applicable.

(f)	Not applicable.


SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hanover, State of Maryland, on April 29, 1998.


SLS INDUSTRIES, INC.

By /s/Richard B. Pazornik

Richard B. Pazornik
President

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and/or directors of SLS Industries, Inc., by virtue of their signatures appearing below, hereby constitute and appoint Richard
B. Pazornik, with full power of substitution, as attorney-in-fact in his name, place, and stead to execute any and all amendments to this Registration Statement on Form S-8 in the capacity set forth opposite his name below and hereby ratify all that said attorney-in-fact may do by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

	Signatures	Title	Date

/s/Richard B. Pazornik    Director and President April 29, 1998

/s/Ronald E. Spire        Director               April 29, 1998

/s/Charles N. Osher       Director               April 29, 1998



ws2\2792


EXHIBIT 5.1


April 29, 1998




SLS Industries, Inc.
7223 Parkway Drive, Suite 103
Hanover, Maryland  21076

Re:	Registration Statement on Form S-8 Opinion of Counsel

Gentlemen:

As counsel for SLS Industries, Inc. (the "Corporation"), a Nevada corporation, we have examined the Certificate of Incorporation, the Bylaws and Minutes of the Corporation and such other corporate records, documents, and proceedings, and have considered such questions of law as we deemed relevant for the purpose of this opinion. We have also, as such counsel, examined the Corporation's Registration Statement on Form S-8 (the "Registration Statement"), which will be filed with the Securities and Exchange Commission today or shortly thereafter, covering the sale of an aggregate of up to 1,331,661 shares (the "Shares") of the Corporation's common stock under the Consultant Compensation Agreements as described in and in accordance with the terms of the Registration Statement. As you are aware, the services to be performed and billed to the Corporation by the Consultants, which relate to "capital raising" transactions, may not be compensated through the issuance of the Shares.

Based upon the foregoing, we are of the opinion that the Shares will be duly and validly issued as fully paid and nonassessable shares of common stock upon issuance.

We hereby consent to the use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5.1 thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

	Very truly yours,


	Krage & Janvey, L.L.P.


ws2\2793(1)


EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT


We hereby consent to the incorporation by reference in this Form S-8 Registration Statement under the Securities Act of 1933, dated April 29, 1998 of SLS Industries, Inc. of our report on teh balance sheets of SLS Industries, Inc. as of January 31, 1997, 1996 and 1995, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the three years ended January 31, 1997.


                                                  Reznick Fedder & Silverman
Baltimore, Maryland
April 29, 1998


ws2\2793(2)


ARTICLES OF AMENDMENT

PARADIGM INDUSTRIES, INC.
(1)


(2)	PARADIGM INDUSTRIES, INC.	, a
Maryland corporation, hereby certifies to the State
Department of Assessments and Taxation of Maryland that:

(3)	The charter of the corporation is hereby amended
as follows:

The name of the corporation shall be changed from PARADIGM INDUSTRIES, INC. to SLS
INDUSTRIES, INC. effective upon the
acceptance of this amendment by the State of Maryland.













	This amendment of the charter of the corporation has been approved by

(4)	a unanimous vote  of the  shareholders and the Board of
Directors of the corporation.

	We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.

(5)	/s/Ronald Spire		(5)	/s/Richard B. Pazornik
	Secretary	President


	2 E. Fayette Street		MAIL TO:
	Suite 500		STATE DEPARTMENT OF
	Baltimore, MD 21202		ASSESSMENTS & TAXATION
			301 WEST PRESTON STREET
			ROOM 809
			BALTIMORE, MD 21201
			PHONE:  410-225-1350


CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
PHOTO ACOUSTIC TECHNOLOGY, INC.
(After the issuance of Stock)


We the undersigned, Ronald E. Spire, director and Secretary, and Richard B. Pazornik, director and President, of Photo
Acoustic Technology, Inc., hereby certify:

	That the Board of Directors of said corporation at a meeting duly convened, held on the 17th day of November, 1995, adopted resolutions to amend the original articles and any prior amendments to the articles as follows:

ARTICLE FIRST is amended to read as follows:
	The name of the Corporation is SLS INDUSTRIES, INC.

ARTICLE FOURTH is amended to read as follows:
	The amount of the total authorized capital stock of the Corporation is One Hundred Sixty Million Shares of Stock of the par value of One-Tenth of One Cent ($0.001) per share.

	One Hundred Fifty Million Shares of the One Hundred
Sixty Million Shares authorized shall be authorized as Common Stock. Ten Million Shares of the One Hundred Sixty
Million Shares authorized shall be authorized as Preferred
Stock.

	The Board of Directors may, from time to time, in one or more series, with such distinctive serial designations as shall be stated in the resolution(s) providing for the issue of such stock as shall be adopted from time to time by the Board of Directors. The first series shall be designated as "series A." Each series may differ from every other series already outstanding, as may be determined from time to time by the Board of Directors prior to the issuance of any shares thereof.


The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 143,779,780 that the said changes and amendments have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


/s/Richard B. Pazornik
President

/s/Ronald Spire
Secretary

ARTICLES OF INCORPORATION

OF

PHOTO ACOUSTIC TECHNOLOGY, INC.

	FIRST.  The name of the corporation is PHOTO ACOUSTIC
TECHNOLOGY, INC.

	SECOND. Its principal office in the State of Nevada is located at One East First Street, Reno, Washoe County,
Nevada 89501. The name and address of its resident agent is The Corporation Trust Company of Nevada, One East First
Street, Reno, Nevada 89501.

	THIRD. The nature of the business, or objects or purposes proposed to be transacted, promoted or carried on are:

	To engage in any lawful activity for which a corporation may be formed under the Nevada Revised Statutes.

	FOURTH. The amount of the total authorized capital stock of the corporation is Twenty-Five Million (25,000,000) shares of stock of the par value of One-Tenth of One Cent
($.001) per share.  All shares shall be of one class.

	FIFTH.  The name and Post Office address of the first
Board of Directors, which shall be eight (8) in number, are as follows:

NAME                     POST OFFICE ADDRESS

Dr. Arvind Arora	166 South Walter Avenue
	Newbury Park, California	91320

Mantosh Chawla	166 South Walter Avenue
	Newbury Park, California	91320

Richard L. Randall	166 South Walter Avenue
	Newbury Park, California	91320

Dr. Tennyson Smith	166 South Walter Avenue
	Newbury Park, California	91320

Suren G. Dutia	166 South Walter Avenue
	Newbury Park, California	91320

Dr. Gregory R. Garmong	166 South Walter Avenue
	Newbury Park, California	91320

Dr. Yngve Naerheim	166 South Walter Avenue
	Newbury Park, California	91320

Ghanshyam Basavda	166 South Walter Avenue
	Newbury Park, California	91320

	The number of directors may be increased or decreased
(but not to a total of less than three [3] directors) by a majority vote of the Board plus one.

	SIXTH. The capital stock, after the amount of the subscription price, or par value, has been paid in shall not be subject to assessment to pay the debts of the corporation.

	SEVENTH. The name and Post Office address of the sole incorporator signing the Articles of Incorporation is as follows: Eric W. Doney, 415 Twentieth Street, 4th Floor,
Oakland, California 94612.

	EIGHTH. The corporation is to have perpetual existence.

	NINTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:
	Subject to the By-Laws adopted by the stockholders to make, alter or amend the By-Laws of the corporation.
	To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation.
	By resolution passed by a majority of the whole board, to designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the corporation, which, to the extent provided in the resolution or in the By-Laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the By-Laws of the corporation or as may be determined from time to time by resolution adopted by the Board of Direc-tors.
	When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders' meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as its Board of Directors deem expedient and for the best interests of the corporation.

	TENTH. Meetings of stockholders may be held outside the State of Nevada, if the By-Laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the corporation.

	ELEVENTH. This corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

	TWELFTH. Any and all directors and officers and former directors and officers of the corporation and any person who may have served at the request of the corporation as a director or officer of another corporation in which the corporation owns shares of capital stock or of which the corporation is a creditor (and the heirs, executors or administrators of any such director or officer or former director or officer or person), shall be indemnified by the corporation against all costs and legal or other expenses, including costs or amount of settlement, reasonably incurred by or imposed upon them, in connection with or resulting from any claim, action, suit or proceeding, whether civil or criminal, in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation. The right of indemnification herein provided shall apply whether or not such director or former director or officer or person indemnified is such at the time such costs or expenses are incurred or imposed.
	Such right of indemnification shall not apply, however, in relation to matters as to which any such director or officer or former director or officer or person shall be finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duty as such director or officer; provided, however, that any entry or a judgment by consent as part of a settlement shall not be deemed a final adjudication of liability for negligence or misconduct in the performance of duty. If any such claim, action, suit or proceeding is settled (whether by agreement, entry or judgment by consent, or otherwise), the determination in good faith by the Board of Directors of the corporation that such claim, action, suit or proceeding did not arise out of negligence or misconduct in the performance of duty by the director or officer or former director or officer or person indemnified and that such director or officer or former director or officer or person would not be held liable for the claim, action, suit or proceeding in question, shall be necessary and sufficient to justify indemnification. The right of indemnification herein provided shall not be exclusive of other rights to whom those indemnified may be entitled under any statute, By-Law, agreement, vote of stockholders, or otherwise.
	I, THE UNDERSIGNED, being the sole incorporator hereinbefore named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly, have hereunto set my hand this 14th day of September, 1983.


/s/Eric W. Doney
Eric W. Doney



STATE OF CALIFORNIA
COUNTY OF SAN FRANCISCO

	On this 14th day of September, 1983, before me, a Notary Public, personally appeared Eric W. Doney who acknowledged that he executed the above instrument.


/s/Janice L. Drake		Seal
Notary Public


CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
PHOTO ACOUSTIC TECHNOLOGY, INC.


	Dr. Arvind Arora and Mantosh Chawla, the President and Secretary, respectively, of Photo Acoustic Technology, Inc., hereby certify that the Fourth Article of the Articles of Incorporation of said corporation has been amended to read in full as follows:

"The amount of the total authorized capital stock of the Corporation is One Hundred and Fifty Million Shares of stock of the par value of One-Tenth of One Cent ($.001) per share. All shares shall be of one class.

On the effective date of this Amendment, each issued and outstanding share of capital stock of the par value of One-Tenth of One Cent
($.001) per share, shall be reclassified and converted into six (6) shares of capital stock, One-Tenth of One Cent ($.001) par value.

No shareholder of the corporation shall, by reason of his holding shares in the Corporation, have preemptive or preferential rights to purchase or subscribe to shares of the Corporation now or hereafter authorized, or shares thereof held in the treasury of the Corporation, or any notes, debentures, bonds, or other securities, convertible into, or carrying options or warrants to purchase shares now or hereafter authorized, whether issued for cash or other consideration."

	The foregoing amendment was duly adopted by resolutions of the Board of Directors at a meeting held on April 2, 1984, and by Unanimous Written Consent of the Board of Directors as of June 12, 1984, and approved by Unanimous
Written Consent of the Shareholders.

DATED:      June 29         , 1984


/s/Arvind Arora
Dr. Arvind Arora, President


/s/Mantosh Chawla
Mantosh Chawla, Secretary


STATE OF CALIFORNIA		)
					)ss.
COUNTY OF VENTURA		)


	On June 29, 1984, before me, the undersigned, a Notary Public in and for said State, personally appeared ARVIND
ARORA and MANTOSH CHAWLA, personally known to me (or proved to me on the basis of satisfactory evidence) to be the President and Secretary, respectively, of PHOTO ACOUSTIC TECHNOLOGY, INC., a Nevada corporation, whose names are subscribed to the within instrument and acknowledged that they executed same in their capacities as President and Secretary, respectively.

	WITNESS my hand and official seal.


/s/Patricia A. Petrosky			SEAL
Notary Public in and for said State